EXHIBIT 99.1

Cautionary Statements Regarding Forward-looking Statements

From time to time, we may make written or oral forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. We generally identify forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict,” or similar expressions. You can also identify forward-looking statements by their inclusion in discussions of strategy, plans or intentions. No undue reliance should be placed on forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements. These statements involve known and unknown risks, uncertainties or other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following:

•	If we are unable to profitably open and operate new stores, maintain the profitability of our existing stores and successfully complete our store remodel program, our business, financial condition and results of operations may be harmed.

•	We may be unable to successfully execute our expansion strategy or manage and sustain our growth and, as a result, our business may be harmed.

•	Our level of debt may limit the cash flow available for our operations and place us at a competitive disadvantage.

•	The agreements governing our debt impose restrictions on our business.

•	Our failure to satisfy covenants in our debt instruments would cause a default under those instruments.

•	The loss of any of our three key vendors, or of our exclusive distribution arrangements with our vendors, would negatively impact our business.

•	Competition in the markets in which we operate is strong and if we are unable to compete effectively, our ability to generate sales may suffer and our operating income and net earnings would decline.

•	A prolonged economic downturn could result in reduced sales and lower revenues and profitability.

•	Our operating results could be harmed if we are unable to integrate acquired companies into our operations.

•	We have made investments in the past and may make investments in the future without being able to achieve an adequate return, if any, on our investment.

•	If we are required to restructure our operations to comply with regulations governing our business, it could have a material effect on our business and operations.

•	Negative publicity arising from claims that we do not properly care for animals we sell could adversely affect how we are perceived by the public and reduce our revenues and profitability.

•	We depend on key personnel, and if we lose the services of any of our principal executive officers, including Mr. Devine, our Chairman, Mr. Myers, our Chief Executive Officer, and Mr. Hall, our President and Chief Operating Officer, we may not be able to run our business effectively.

•	We have been named as a party to several class action and derivative action lawsuits, and we may be named in additional litigation, all of which could require time and attention from certain members of management and result in significant legal expenses. An unfavorable outcome in one or more of these lawsuits could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	Terrorism and the uncertainty of war may have a material adverse effect on our operating results.

•	Future sales of shares of our common stock in the public market may depress our stock price.

•	The price of our common stock may be volatile.

•	Our stock price may be adversely affected because our results of operations may fluctuate from quarter to quarter.

•	Takeover defense provisions may adversely affect the market price of our common stock.

•	We incur significant expenses as a result of being a public company.

•	Our pending merger transaction may involve unexpected costs, our business may suffer as a result of uncertainty surrounding the merger, we may be unable to obtain stockholder approval required to consummate the merger, or other factors may impact our business in the interim or our ability to close the merger transaction, including, but not limited to:

•	whether or not the conditions to complete the merger are satisfied, including the receipt of the required stockholder or regulatory approvals;

•	whether the financing required to complete the merger is obtained on the terms expected by, or other terms reasonably acceptable to, the buyer and its affiliates;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings instituted against us and others in connection with the proposed merger;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	competition generally and the increasingly competitive nature of our industry; and

•	stock price and interest rate volatility.

For more information about these risks, see the discussion under the heading “Certain Cautionary Statements” in Part I, Item 1A—Risk Factors of our Annual Report on Form 10-K for the fiscal year ended January 28, 2006 filed with the Securities and Exchange Commission, which is incorporated herein by reference, and the Preliminary Proxy Statement filed on August 11, 2006 regarding the pending merger transaction.